                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              XEROX CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              THE DOCUMENT COMPANY

                                    [LOGO]


Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut 06904

April 6, 1995

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Xerox Corporation to be held Thursday, May 18, 1995 at 10:00 a.m. at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend.

At the Annual Meeting, in addition to the election of 12 directors and the election of KPMG Peat Marwick LLP as independent auditors for 1995, you are being asked to consider and adopt the new Executive Performance Incentive Plan. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

The Company has received one shareholder proposal that your Board believes is not in the best interest of the Company and its shareholders, and unanimously recommends a vote against this shareholder proposal.

You will note that Joan Ganz Cooney is not standing for reelection as she is retiring after serving as a director for 20 years. We are deeply grateful to Mrs. Cooney for her many contributions to the success of our Company.

It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to sign, date and mail the accompanying proxy card and return it promptly in the postage paid envelope provided.

For the Board of Directors,

/s/ Paul A. Allaire

Paul A. Allaire
Chairman and Chief Executive Officer

NOTICE OF ANNUAL SHAREHOLDERS' MEETING

The Annual Meeting of Shareholders of Xerox Corporation will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Thursday, May 18, 1995, at 10:00 a.m. The purposes of the meeting will be to elect directors, to elect independent auditors for 1995, to adopt a new Executive Performance Incentive Plan, to act on one shareholder proposal described on pages 27 through 28, and to conduct any other business as may properly come before the meeting.

The Board of Directors has determined that holders of common stock, Class B stock and Series B Convertible Preferred stock of the Company at the close of business on March 29, 1995 will be entitled to notice of and to vote at the Annual Meeting.

We urge you to execute your proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Eunice M. Filter

/s/ Eunice M. Filter
Secretary

April 6, 1995

Whether you plan to attend the meeting or not, please fill in, sign, date and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States or Canada, is included for your convenience.

PROXY STATEMENT

The Board of Directors of Xerox Corporation (Company or Xerox) is requesting your proxy for the Annual Meeting of Shareholders on May 18, 1995, and any adjournments thereof. By executing and returning the enclosed proxy card, you authorize the three directors whose names are listed on the front of it to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

If you attend the meeting, you may of course vote by ballot. But if you are not present, your shares can be voted only when represented by a properly executed proxy. In this case you have several choices.

- - You may vote on each proposal when returning the enclosed proxy card, in which case your shares will be voted in accordance with your choices.

- - You may indicate a preference to abstain on any proposal, in which case no vote will be recorded.

- - You may return a properly executed proxy, without indicating your voting preferences, in which case the proxies will vote your shares as follows: for election of the directors nominated by the Board of Directors; for election of KPMG Peat Marwick LLP as the Company's independent auditors for 1995; for the adoption of a new Executive Performance Incentive Plan; and against the shareholder proposal regarding the MacBride Principles.

You may revoke your proxy at any time, insofar as it has not been voted, by notifying the Corporate Secretary in writing.

Under the law of New York, the Company's state of incorporation, only votes cast "for" the election of directors or those cast "for" or "against" any other proposal will be counted in determining whether a nominee for director has been elected or whether any of the other proposals at this meeting have been approved. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting.

On March 29, 1995 the Company had outstanding 106,831,594 shares of common stock, 1,000 shares of Class B stock, and 9,620,557 shares of Series B Convertible Preferred stock, each of which is entitled to one vote on each proposal at the meeting. The Board of Directors has set the close of business on March 29, 1995 as the record date for determining the shareholders entitled to notice of and to vote at the meeting.

PROPOSAL 1--ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The 12 persons whose biographies appear on pages 5 through 11 have been proposed by the Board of Directors based on a recommendation by the Nominating Committee of the Board of Directors. The Nominating Committee consists of Joan Ganz Cooney, B. R. Inman, Vernon E. Jordan, Jr., Hilmar Kopper and John E. Pepper, none of whom is an officer or employee of the Company.

Ten of the 12 nominees are neither employees nor former employees of Xerox, its subsidiaries or associated companies. These Board members bring to the Company valuable experience from a variety of fields.

The By-Laws of the Company require that all nominees for director file with the Secretary, at least 24 hours prior to the Annual Meeting, a statement indicating consent to being a nominee and, if elected, intention to serve as a director. Each of the nominees proposed by the Board of Directors has filed such a statement.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

The vote required for election as a director of the Company is a plurality of the votes cast at the meeting.

COMMITTEE FUNCTIONS, MEMBERSHIP AND MEETINGS

The Company's Board of Directors has several standing committees: the Audit, Nominating, Executive Compensation and Benefits, Finance and Executive Committees.

Audit Committee: The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors for the Company and reviewing with the independent auditors the plan and results of the auditing engagement. The committee reviews summaries of the year-end financial data and significant changes in accounting policies and financial reporting practices with management, the Company's Director, Corporate Audit and independent auditors. In addition, the committee reviews the recommendations contained in the independent auditors' audit management letter and management's response to that letter. The Audit Committee also reviews the plan for and results of the Company's internal audits.

The members of the Audit Committee are all non-employee directors: Joan Ganz Cooney, B. R. Inman, Ralph S. Larsen, John D. Macomber, N. J. Nicholas, Jr. and Martha R. Seger. Mr. Nicholas is the Chairman. Three meetings of the Audit Committee were held during 1994.

Nominating Committee: The Nominating Committee recommends to the Board of Directors nominees for election as directors of the Company. The committee considers the performance of incumbent directors in determining whether to recommend that they be nominated to stand for reelection.

The members of the Nominating Committee are Joan Ganz Cooney, B. R. Inman, Vernon E. Jordan, Jr., Hilmar Kopper and John E. Pepper. Mrs. Cooney is the Chairman of the Nominating Committee. The committee held two meetings in 1994.

Shareholders who wish to recommend individuals for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 1600, Stamford, Connecticut 06904. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the committee to consider, as well as a written consent by the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received by December 31, 1995 will be considered for nomination at the 1996 Annual Meeting of Shareholders. Recommendations received after December 31, 1995 will be considered for nomination at the 1997 Annual Meeting of Shareholders.

Executive Compensation and Benefits Committee: This committee is responsible for recommending to the Board of Directors the remuneration arrangements for senior management of the Company, including the adoption of compensation plans in which senior management is eligible to participate and the granting of benefits under any such plans. The committee also consults with the Chief Executive Officer and advises the Board with respect to senior management succession planning.

Robert A. Beck, Vernon E. Jordan, Jr., Ralph S. Larsen, John D. Macomber, John
E. Pepper and Thomas C. Theobald are the members of the Executive Compensation and Benefits Committee, and are all non-employee directors of the Company. Mr. Larsen is the Chairman. Four meetings of the committee were held in 1994.

Finance Committee: The Finance Committee oversees the investment management of the Company's employee profit sharing and retirement plans. In addition, the Finance Committee is responsible for reviewing the Company's asset mix, capital structure and strategies, financing strategies, insurance coverage and dividend policy.

The members of the Finance Committee, all of whom are non-employee directors, are Robert A. Beck, Hilmar Kopper, N. J. Nicholas, Jr., Martha R. Seger and Thomas C. Theobald. Mr. Theobald is the Chairman of the Finance Committee. The Finance Committee held nine meetings in 1994.

Executive Committee: The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting or where the agenda is the technical completion of undertakings already approved in principle by the Board. The members of the Executive Committee are Paul A. Allaire, N. J. Nicholas, Jr. and Thomas C. Theobald. Mr. Allaire is the Chairman. The Executive Committee held one meeting in 1994.

ATTENDANCE AND REMUNERATION OF DIRECTORS

Six meetings of the Board of Directors and 19 meetings of the Board committees were held in 1994. All incumbent directors other than Robert A. Beck, Vernon E. Jordan, Jr. and Hilmar Kopper attended at least 75 percent of the total number of meetings of the Board of Directors and Board committees on which they served. The Company believes that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Directors who are not employees of the Company receive $44,000 per year for service as a director, $6,000 per year for service on each committee of the Board on which they serve (except the Executive Committee), and reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings and other services as a director. Directors who are employees of the Company do not receive any compensation for service as a director.

Pursuant to the Restricted Stock Plan For Directors, $15,000 of the annual director's fee and $1,000 of each committee fee is paid in the form of restricted shares of common stock of the Company. The shares may not be sold or transferred except upon death, retirement, disability, change in control or termination of service as a director with the consent of a majority of the Board of Directors. If the individual's service as a director is terminated for any other reason, the shares are forfeited. The holders of restricted shares are entitled to all distribution and voting rights of the common stock. The directors have the option to receive part or all of their total cash fees for service on the Board and committees of the Board in the form of shares of common stock, which may be restricted or unrestricted at the election of the individual. The number of shares issued is based on the market value at the time the fee is payable. The shares held by directors under this Plan are included in the Xerox securities owned shown in the biographies of the directors beginning on page 5.

The Board has also adopted a Retirement Plan for non-employee directors retiring at age 70 with at least five years of service. The Plan provides a benefit equal to one-half of the annual retainer in effect at the time of retirement, including committee fees and the value of restricted stock, payable quarterly until the director's death. Directors retiring due to disability, a conflict of interest arising from an action of the Company or a change in control are also eligible for the retirement benefit. A reduced benefit is payable to directors choosing early retirement with at least 10 years of service.

TERMS USED IN BIOGRAPHIES

To help you consider the nominees, we use a biographical format that provides a ready reference on their backgrounds. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company's common shares and Series B Convertible Preferred stock. Series B shares are owned through the individual's account in the Employee Stock Ownership Plan. None of the nominees owns any of the Company's other securities.

Options/Rights/Restricted Shares is the number of the Company's common shares held subject to performance-based vesting restrictions and common shares subject to stock options and incentive stock rights held by a nominee.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name--that of a broker, for example--appears in the Company's records. All ownership figures are as of March 29, 1995.

For information on compensation for officers, see the compensation section starting on page 14.

- -------------------      PAUL A. ALLAIRE

                         Age: 56            Director since: 1986

                         Xerox securities owned: 44,787 common shares; 346 Series B
     [PHOTO]             Convertible Preferred shares

                         Options/Rights/Restricted Shares: 439,102 common shares

                         Occupation: Chairman and Chief Executive Officer and Chairman of the
- -------------------      Executive Committee, Xerox Corporation.

                         Education: BS, Worcester Polytechnic Institute; MS, Carnegie-Mellon
                         University.

Other Directorships: Rank Xerox Limited; Fuji Xerox Co., Ltd.; The New York Stock Exchange, Inc.; Sara Lee Corporation; SmithKline Beecham plc; and Xerox Financial Services, Inc.

Other Background: Joined Xerox in 1966. Member, Board of Trustees, Carnegie-Mellon University and Member, Business Advisory Council of the Graduate School of Industrial Administration, Carnegie-Mellon University. Member, Board of Trustees, Worcester Polytechnic Institute. Member, The Business Roundtable, and The Business Council. Member, Board of Directors, the Council on Foreign Relations, the New York City Ballet, and Catalyst. Chairman, Council on Competitiveness.

- -------------------      ROBERT A. BECK

                         Age: 69            Director since: 1976

                         Xerox securities owned: 3,867 common shares
     [PHOTO]
                         Occupation: Chairman Emeritus, The Prudential Insurance Company
                         of America.

                         Education: BS, Syracuse University (summa cum laude).
- -------------------
                         Other Directorships: Texaco, Inc.; Campbell Soup Company; The
                         Prudential Insurance Company of America; and The Boeing Company.

Other Background: Joined Prudential in 1951 and was Chairman and Chief Executive Officer from 1978 through 1986. Member of The Business Council; Former Chairman of The Business Roundtable; Member, Board of Trustees of Syracuse University; Past Chairman of United Way of America and the American College. Member of the Executive Compensation and Benefits Committee and the Finance Committee of Xerox.

- -------------------      B. R. INMAN

                         Age: 64            Director since: 1987

                         Xerox securities owned: 1,021 common shares
     [PHOTO]
                         Occupation: Investor.

                         Education: BA, University of Texas.

- -------------------      Other Directorships: Fluor Corporation; Science Applications
                         International Corporation; Southwestern Bell Corp.;
                         and Temple Inland, Inc.

Other Background: Entered Naval Reserve in 1951, graduated from National War College in 1972, promoted to Rear Admiral in 1974, to Vice Admiral in 1976 and to Admiral in 1981. Retired with permanent rank of Admiral in 1982. Between 1974 and 1982 served as Director of Naval Intelligence, Vice Director of the Defense Intelligence Agency, Director of the National Security Agency and Deputy Director of Central Intelligence. Between 1983 and 1986 served as Chairman and Chief Executive Officer of Microelectronics and Computer Technology Corporation. Chairman, President and Chief Executive Officer, Westmark Systems, Inc., 1987 to 1989. Chairman, Federal Reserve Bank of Dallas, 1987 to 1990. Member, National Academy of Public Administration. Trustee, California Institute of Technology and Southwestern University. Adjunct Professor at the LBJ School of Public Affairs and at the Graduate School of Business of the University of Texas at Austin. Member of the Audit and Nominating Committees of Xerox.

- -------------------      VERNON E. JORDAN, JR.

                         Age: 59            Director since: 1974

                         Xerox securities owned: 3,250 common shares
     [PHOTO]
                         Occupation: Partner, Akin, Gump, Strauss, Hauer & Feld, LLP.

                         Education: BA, DePauw University; JD, Howard University Law School.

- -------------------      Other Directorships: American Express Company; Bankers Trust
                         Company; Bankers Trust New York Corporation; Corning Incorporated;
                         Dow Jones & Co.; J.C. Penney Company, Inc.; Revlon Group; Ryder
                         System, Inc.; Sara Lee Corporation; and Union Carbide Corporation.

Other Background: Became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld in 1982, following ten years as President of the National Urban League, Inc. Member of the Bar of Arkansas, Georgia and the District of Columbia as well as the U.S. Supreme Court Bar. Director, Brookings Institution, Ford Foundation, LBJ Foundation, Howard University, the Joint Center for Political and Economic Studies, the NAACP Legal Defense and Education Fund, Inc., National Academy Foundation and the Roy Wilkins Foundation. Former Member of the National Advisory Commission on Selective Service, the American Revolution Bicentennial Commission, the Presidential Clemency Board, the Advisory Council on Social Security, the Secretary of State's Advisory Committee on South Africa and the President's Advisory Committee of the Points of Light Foundation. Member of the Executive Compensation and Benefits Committee and the Nominating Committee of Xerox.

- -------------------      YOTARO KOBAYASHI

                         Age: 61            Director since: 1987

                         Xerox securities owned: 1,765 common shares
     [PHOTO]
                         Occupation: Chairman and Chief Executive Officer, Fuji Xerox Co.,
                         Ltd.

                         Education: BA, Keio University; MBA, Wharton Graduate School,
- -------------------      University of Pennsylvania.

                         Other Directorships: Fuji Xerox Co., Ltd.; Iwaki Glass Co., Ltd.;
                         and Japan Research Center Co., Ltd.

Other Background: Joined Fuji Photo Film Co., Ltd in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Chairman, Asian Office Automation Equipment Council of The Confederation of Asian Chambers of Commerce and Industry and Chairman, Committee on Foreign Relations of The Federation of Economic Organizations. Vice-Chairman, Japan Association of Corporate Executives. Chairman, Japan-U.S. Business Council. Former member of the U.S. Japan Advisory Commission and The Provisional Council for the Promotion of Administrative Reform. Past Chairman, Japan Business Machine Makers Association. Member of the Trilateral Commission, the Pacific Basin Economic Council, the Board of Overseers of The Wharton School of the University of Pennsylvania and the Advisory Council of the Institute for International Studies, Stanford University. Vice-Chairman, Board of Trustees, International University of Japan and member of the Board of Trustees, Keio University.

- -------------------      HILMAR KOPPER

                         Age: 60            Director since: 1991

                         Xerox securities owned: 1,681 common shares
     [PHOTO]
                         Occupation: Spokesman of the Board of Managing Directors, Deutsche
                         Bank AG.

                         Education: High school diploma.
- -------------------
                         Other Directorships: Akzo Nobel NV; Bayer AG; Daimler-Benz AG; Linde
                         AG; Lufthansa AG; Mannesmann AG; Munich Re AG; Pilkington plc;
                         Solvay SA; Veba AG; and RWE AG.

Other Background: Apprenticeship with Rheinisch-Westfalischen Bank AG in Cologne, 1954. Management trainee at J. Henry Schroder Banking Corporation, New York. Foreign Department, Deutsche Bank's Central Office in Dusseldorf and Manager, Leverkusen branch, 1969. Appointed to the Board of Directors of Deutsche Bank subsidiary European Asian Bank in Hamburg, 1972. Executive Vice President, 1975 and Member of the Board of Managing Directors, Deutsche Bank AG, 1977. Succeeded Alfred Herrhausen as Spokesman of the Board of Managing Directors, December 1989. Member of the Finance and Nominating Committees of Xerox.

- -------------------      RALPH S. LARSEN

                         Age: 56            Director since: 1990

                         Xerox securities owned: 2,677 common shares and an indirect interest
     [PHOTO]             in approximately 1,049 common shares through the Deferred
                         Compensation Plan

                         Occupation: Chairman and Chief Executive Officer, Johnson & Johnson.

- -------------------      Education: BBA, Hofstra University.

                         Other Directorships: Johnson & Johnson; The New York Stock
                         Exchange, Inc.

Other Background: Joined Johnson & Johnson in 1962, was named Vice President of Marketing, McNeil Consumer Products Company in 1980. President of Becton Dickinson's Consumer Products Division, 1981 to 83. Returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Named a company Group Chairman in 1986, and Chairman of the Board and Chief Executive Officer in 1989. Member, Board of the U.S. Committee for UNICEF and the Tri-State United Way. Vice Chairman of The Business Council and member of the Policy Committee of The Business Roundtable. Served two years in the U.S. Navy. Chairman of the Executive Compensation and Benefits Committee and member of the Audit Committee of Xerox.

- -------------------      JOHN D. MACOMBER

                         Age: 67            Director since: 1993, and 1987 to 1989

                         Xerox securities owned: 2,295 common shares
     [PHOTO]
                         Occupation: Principal, JDM Investment Group.

                         Education: BA, Yale University; MBA, Harvard University Graduate
                         School of Business Administration.
- -------------------
                         Other Directorships: Bristol-Myers Squibb Company; The Brown Group
                         Inc; Lehman Brothers; Pilkington plc; and Textron Inc.

Other Background: Principal of JDM Investment Group since 1992. Served as Chairman and President, Export-Import Bank of the United States, 1989 to 1992. Joined Celanese Corporation in 1973 as President and held the positions of Chairman and Chief Executive Officer from 1980 to 1987. Prior to joining Celanese, served as Senior Director with McKinsey & Co. Inc. Former Director of Chase Manhattan Bank, N.A.; Chase Manhattan Corporation; Celgene Corporation; Florida Power and Light Group; Lasertechnics (where he served as Chairman); and RJR Nabisco, Inc. Member of the Advisory Board of the Yale School of Management, the Center for Strategic and International Studies and STRIVE. Member of the Board of Directors of the Atlantic Council of the United States, the French-American Foundation and the National Executive Services Corps. Member of the Council on Foreign Relations and the Bretton Woods Committee. Trustee of the Carnegie Institution of Washington and The Rockefeller University. Chairman, Council For Excellence In Government. Served two years in the U. S. Air Force. Member of the Audit Committee and the Executive Compensation and Benefits Committee of Xerox.

- -------------------      N. J. NICHOLAS, JR.

                         Age: 55            Director since: 1987

                         Xerox securities owned: 2,765 common shares and an indirect interest
     [PHOTO]             in approximately 1,007 common shares through the Deferred
                         Compensation Plan.

                         Occupation: Investor.

- -------------------      Education: BA, Princeton University; MBA, Harvard University
                         Graduate School of Business Administration.

                         Other Directorships: Bankers Trust Company; Boston Scientific Corp.

Other Background: President and Co-Chief Executive Officer, Time-Warner Inc., 1990 to 1992. Former member of the President's Advisory Committee on Trade Policy and Negotiations and the President's Commission on Environmental Quality. Trustee, Sarah Lawrence College; Advisory Board, Columbia University Graduate School of Journalism. Chairman of the Audit Committee and Member of the Finance Committee of Xerox.

- -------------------      JOHN E. PEPPER

                         Age: 55            Director since: 1990

                         Xerox securities owned: 3,355 common shares; immediate family owns
     [PHOTO]             1,000 shares

                         Occupation: President, Procter & Gamble Company.

                         Education: BA, Yale University.
- -------------------
                         Other Directorships: Motorola, Inc.; Procter & Gamble Company.

Other Background: Joined Procter & Gamble in 1963. Named Executive Vice President and elected to the Board of Directors in 1984, named President in 1986. Member, Advisory Committee, Yale School of Management and the National Alliance of Business. Trustee, Christ Church Endowment Fund and the Cincinnati Art Museum. Chairman of the 1994 Cincinnati United Way Campaign. Co-Chair, Governor's Education Council of the State of Ohio and Cincinnati Youth Collaborative. Served three years in the U.S. Navy. Member of the Executive Compensation and Benefits Committee and the Nominating Committee of Xerox.

- -------------------      MARTHA R. SEGER

                         Age: 63            Director since: 1991

                         Xerox securities owned: 761 common shares and an indirect interest
     [PHOTO]             in approximately 58 common shares through the Deferred Compensation
                         Plan

                         Occupation: Financial economist and Former Governor, Federal Reserve
                         System; currently Distinguished Visiting Professor of Finance,
- -------------------      Central Michigan University.

                         Education: BBA, MBA, PhD, University of Michigan.

                         Other Directorships: Fluor Corporation; Michigan Mutual and the
                         Amerisure Companies; Amoco Corporation; Johnson Controls; Providian
                         Corp; The Kroger Co.; and Tucson Electric Power Co.

Other Background: Financial Economist, Federal Reserve Board, 1964 to 1967. Chief Economist, Detroit Bank & Trust, 1967 to 1974, elected Vice President in 1971. Vice President, Economics and Investments, Bank of the Commonwealth (Detroit), 1974 to 1976. Adjunct Associate Professor, University of Michigan, 1976 to 1979. Associate Professor of Economics and Finance, Oakland University, 1980. Commissioner of Financial Institutions, State of Michigan, 1981 to 1982. Professor of Finance, Central Michigan University, 1983 to 1984. Governor, Federal Reserve System, 1984 to 1991. Member of the Audit and Finance Committees of Xerox.

- -------------------      THOMAS C. THEOBALD

                         Age: 57            Director since: 1983

                         Xerox securities owned: 1,221 common shares and an indirect interest
     [PHOTO]             in approximately 239 common shares through the Deferred Compensation
                         Plan

                         Occupation: Partner, William Blair Capital Management.

- -------------------      Education: AB, College of the Holy Cross; MBA, Harvard University
                         Graduate School of Business Administration.

                         Other Directorships: Enron Global Power & Pipelines; Mutual of New
                         York.

Other Background: Began career with Citibank in 1960, appointed Vice Chairman and elected a Director of Citicorp in 1982. Chairman, Continental Bank Corporation, 1987 to 1994. Director of the Associates of the Harvard Business School and the Chicago Council on Foreign Relations. Trustee, National Lekotek Center and Northwestern University. Member of the Committee on Architecture of the Art Institute of Chicago, the Civic Committee of The Commercial Club of Chicago, the Chicago Urban League's Business Advisory Council and the Illinois Business Roundtable. Chairman of the Finance Committee and Member of the Executive Compensation and Benefits Committee of Xerox.

OWNERSHIP OF COMPANY SECURITIES

The Company knows of no person who, or group which, owns beneficially more than
5% of any class of its equity securities as of December 31, 1994, except as set forth below (1).
- --------------------------------------------------------------------------------

                                                                        AMOUNT
                                                                       BENEFICIALLY  PERCENT
       TITLE OF CLASS          NAME OF ADDRESS OF BENEFICIAL OWNER       OWNED       OF CLASS
- ---------------------------------------------------------------------------------------------
Series B Convertible          State Street Bank and Trust Company,     9,676,877        100%
  Preferred Stock(2)          as Trustee,
                              225 Franklin Street, Boston, MA(3)
Common Stock                  State Street Bank and Trust Company,     1,743,439(4)     9.9%(5)
                              as Trustee under other plans and
                              accounts 225 Franklin Street, Boston,
                              MA
Common Stock                  The Capital Group Companies, Inc.        7,758,490(6)    7.33%
                              333 South Hope Street,
                              Los Angeles, CA
- ---------------------------------------------------------------------------------------------

(1) The words "group" and "beneficial" are as defined in regulations issued by the Securities and Exchange Commission (SEC). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Forms 13G filed by each of the named entities with the SEC. One present employee owns 100% of the 1,000 shares of Class B stock which has equal voting rights with the common stock, representing less than one-one hundredth of 1% of the voting power of the Company.

(2) These shares have equal voting rights with the common stock and Class B stock.

(3) Held as Trustee under the Company's Employee Stock Ownership Plan. Each participant may direct the Trustee as to the manner in which shares allocated to his or her account shall be voted. The Trust Agreement provides that the Trustee shall vote any shares allocated to participants accounts as to which it has not received voting instructions and any shares which have not been so allocated, in the same proportions as shares in participants' accounts as to which voting instructions are received. The power to dispose of shares is governed by the terms of the Plan and elections made by participants.

(4) Within this total as to certain of the shares, State Street Bank and Trust Company has sole voting power 743,168 shares, shared voting power 907,515 shares, sole dispositive power 833,459 shares and shared dispositive power 906,623 shares.

(5) Percentage based upon assumption that all Series B Convertible Preferred stock were converted into common stock.

(6) Certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held as of December 31, 1994, 7,758,490 shares of the Company (7.33% of the outstanding class). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,353,390 of said shares. Capital Research and Management Company, and Capital International, Inc., registered investment advisers, and Capital International, Limited, and Capital International S.A., other operating subsidiaries, had investment discretion with respect to 6,321,000, 7,000 and 73,100 and 4,000 respectively.

Shares of common stock and Series B Convertible Preferred stock of the Company owned beneficially by its directors and nominees for director, each of the executive officers named in the Summary Compensation Table below and directors and all officers as a group, as of March 29, 1995, were as follows:

        ------------------------------------------------------------------------------
                                                                             Amount
                                     Name of                              Beneficially
                                 Beneficial Owner                            Owned
        ------------------------------------------------------------------------------
          Paul A. Allaire.................................................    189,718
          Robert A. Beck..................................................      3,867
          Joan Ganz Cooney................................................      1,291
          Allan E. Dugan..................................................     22,358
          Wayland R. Hicks................................................      9,430
          B.R. Inman......................................................      1,021
          Vernon E. Jordan, Jr. ..........................................      3,250
          Yotaro Kobayashi................................................      1,765
          Hilmar Kopper...................................................      1,681
          Ralph S. Larsen.................................................      2,677
          John D. Macomber................................................      2,295
          N.J. Nicholas, Jr. .............................................      2,765
          John E. Pepper..................................................      3,355
          Addison B. Rand.................................................     23,066
          Barry D. Romeril................................................     27,889
          Martha R. Seger.................................................        761
          Thomas C. Theobald..............................................      1,221
          Peter van Cuylenburg............................................      4,260
          Directors and All Officers as a group...........................    703,757
        -------------------------------------------------------------------------------

The shares of common stock, and Series B stock owned by each director and officer named and by all directors and officers as a group represent less than 1% of the aggregate number of shares of common stock and Series B stock outstanding at March 29, 1995. Included in the numbers are shares of common stock which officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights and the conversion of debentures, all of which shares were deemed outstanding for purposes of computing the percentage of common stock and Series B stock outstanding and beneficially owned. Officers also hold options that are not presently exercisable, restricted shares and incentive stock rights with respect to an additional 1,242,559 shares of common stock which, in accordance with the rules of the SEC, are not included in the table. In addition, officers and directors had interests in the Xerox Stock Fund under the Profit Sharing and Savings Plan and the Deferred Compensation Plans equal to approximately 38,227 shares of common stock.

EXECUTIVE COMPENSATION

Report of the Executive Compensation and Benefits
Committee of the Board of Directors

Executive Officer Compensation:

The compensation paid to the Company's executive officers is determined by the Executive Compensation and Benefits Committee (Committee) of the Board of Directors. The Committee's members are each independent, non-employee directors of the Company who establish the policies that govern the compensation paid to Xerox executive officers, determine overall and individual compensation goals and objectives, grant awards and certify achievement of performance under the Company's various annual and long-term incentive plans and approve actual compensation payments. Vernon E. Jordan, Jr., a member of the Committee, is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, which rendered services to the Company during 1994. It is not believed that this relationship affects his independence. Compensation policy provides that target levels of compensation and benefits for all employees, including executive officers, are intended to be equal to or better than the compensation paid to employees of other progressive companies in the competitive environments in which Xerox operates for equivalent skills, competencies, responsibilities and performance. For executive officers, the base salaries are based upon competitive data and the Committee's judgment and are not related to any specific Company performance factor or measure while a substantial portion, generally two-thirds of targeted total compensation, of each executive officer's compensation is variable and tied to specific performance measures of the business.

In addition, the Company's executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company's annual and long-term performance objectives, recognize corporate and individual achievement and support the Company in attracting, motivating and retaining high performing executives. In order to determine appropriately competitive levels of compensation, the Committee annually reviews and evaluates Xerox executive officer compensation to relevant external, competitive compensation data. At its meeting on December 5, 1994, the Committee reviewed the reported compensation data of firms which were part of the Business Week Computers and Peripherals Industry Group (which are the Companies included in the data shown on the performance graph on page 23 below), as well as a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes large capitalization, multinational companies in technology, office equipment and other industries. A review of the most currently available data revealed that overall base salaries and annual incentive payments were generally at the median of the other companies in the evaluation, while long-term incentive payments were somewhat less than at fully competitive levels.

The two principal variable pay programs that were utilized in 1994 to align executive officer pay with the shareholder and business interests of the Company are briefly described below:

        Annual Performance Incentive Plan (APIP): Under APIP, executive officers of the Company may be entitled to receive performance-related cash payments provided that annual Committee-established performance objectives are met. At its February 7, 1994 meeting, the Committee approved for each executive officer an annual incentive target and maximum opportunity expressed as a percentage of their March 1, 1994 base salary. The Committee also established overall Xerox Document Processing threshold, target and maximum measures of performance and associated payment schedules. The performance measures for 1994 were profit before tax (30 percent), return on assets (20 percent), cash generation (20 percent) and customer and employee satisfaction (30 percent). Additional goals were subsequently established for each executive officer that included business unit-specific and/or individual performance goals and objectives. The weights associated with each business unit-specific or individual performance goal and objective used vary and range from 10 percent to 50 percent of the total.

     For 1994, the performance against the established measures was excellent, reflecting significant year-over-year growth and improvement. A high level of financial performance was achieved against profit before tax, return on assets and cash goals, entitling executive officers to maximum payments for these components of their variable annual incentives. While customer and employee satisfaction were maintained at prior year levels, performance improvement objectives were not met and below target payments of this portion of the plan were made. Overall, executive officers received payments ranging from 92 percent to 299 percent of target, based on their individual contributions.

        Leveraged Executive Equity Plan (LEEP): Under the terms of the 1991 Long-Term Incentive Plan, the Committee had implemented a three-year plan beginning in 1992 for key management executives, including most executive officers, that focuses on the achievement of performance objectives of the Document Processing business of the Company. When the objectives of the plan are achieved, shareholder value is enhanced and the plan provides the management team with an opportunity to realize long-term financial rewards. LEEP requires that each executive participant must directly or indirectly maintain an investment in shares of common stock of the Company having a value as of March 1, 1992 equal to one year's base salary. An initial 1992 award was made under LEEP to approximately 50 key executives that provided for non-qualified stock options for shares of common stock and incentive stock rights, comprised of incentive stock units, based upon the ratio of five option shares and two incentive stock units for each share of common stock in which the executive had invested, as described above. The options became exercisable in three annual cumulative installments beginning in the year following the award. The incentive stock rights are payable in shares of common stock in three annual installments commencing in the year following the award, provided specific return on assets goals are achieved for each preceding year. One-third of the non-qualified stock options granted under the 1992 cycle became exercisable on January 1, 1994. Since the 1993 Document Processing return on assets goals were not achieved, under the terms of the LEEP award, one-half of the incentive stock units applicable to 1993 were cancelled and one-half were carried forward to 1994. Based on the 1994 Document Processing return on assets, sixty-two and one-half percent of incentive stock rights vested on March 1, 1995 which includes the rights carried forward from 1993.

Chief Executive Officer Compensation

The compensation paid to Mr. Paul A. Allaire, Chairman of the Board of Directors and Chief Executive Officer for the performance year 1994, was established by the Committee at its February 7, 1994 and February 6, 1995 meetings. The Committee's actions are explained below as they relate to each component of Mr. Allaire's 1994 compensation as reported in the charts and tables that accompany this report.

     Base Salary:

     1993 -- During 1993 Mr. Allaire's base salary was increased primarily based upon the Company's and Mr. Allaire's performance during 1993. There were no objective, quantifiable performance criteria applied and the Committee applied its own assessment in making this increase.

     1994 -- Although Mr. Allaire's base salary continued to be low relative to his peers in companies of similar size and scope, his base salary was not changed in 1994.

        1994 Bonus: The Committee authorized a payment under the APIP program, described above, in the amount of $1,275,000. Most of this payment, sixty percent, was determined based on the previously approved formula within APIP. The balance was approved by the Committee based on its subjective assessment that Mr. Allaire had performed extremely well against organizational development and Financial Services divestiture goals which the Committee had established for Mr. Allaire early in 1994.

        Long-Term Incentive: Under the provisions of the LEEP formula described above, Mr. Allaire vested in the right to exercise an additional one-third of the non-qualified stock options granted in 1992. Sixty-two and one-half percent of the incentive stock rights also granted in 1992 did vest on March 1, 1995 because the Company exceeded the return on asset goal for the performance year 1994. In addition, based on the Committee's evaluation of external competitive compensation data, it concluded that Mr. Allaire's long-term compensation was at the low end of the competitive range and in recognition of its desire to retain Mr. Allaire in his employ as Chief Executive, he was awarded non-qualified stock options for 50,000 shares in 1993 and 100,000 shares in 1994 as well as incentive stock rights for 20,000 incentive stock units in 1994. The non-qualified stock options were awarded at the fair market value on the date of grant, became exercisable in two and three installments, respectively, and expire on December 31, 1997 and December 31, 2001, respectively. The incentive stock rights vest upon attainment of age 60.

Detailed information concerning Mr. Allaire's compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.

At its February 6, 1995 and March 31, 1995 meetings, the Committee extensively discussed the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, and of the proposed regulations thereunder that limit the deductibility of certain compensation in excess of one million dollars for certain executive officers of the Company. The Committee determined to submit to shareholders at this meeting for approval an Executive Performance Incentive Plan which is designed to provide for performance-based compensation which is exempt from the deductibility limit of Section 162(m). In addition, the 1995 cycle LEEP awards were made by the Committee with the same intention. In taking these actions, the Committee has emphasized that its objective and intent is to assure that compensation plans and arrangements focus on the long-term best interests of the Company's shareholders by maximizing shareholder value. In making future compensation decisions, the Committee has reserved the right to primarily focus on such maximization over tax considerations.

                                          Ralph S. Larsen, Chairman
                                          Robert A. Beck
                                          Vernon E. Jordan, Jr.
                                          John D. Macomber
                                          John E. Pepper
                                          Thomas C. Theobald

March 31, 1995

Summary Compensation Table

The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the four most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 1994 for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993 and 1992. Also included as a Named Officer is one former key executive officer who would have been one of the four most highly compensated key executives had he been employed at the end of the fiscal year. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                                                     Compensation Awards
                                                  Annual Compensation             -------------------------
                                         --------------------------------------                 Securities
                                                                   Other Annual   Restricted    Underlying     All Other
            Name and                                                 Compen-        Stock      Options/SARs     Compen-
       Principal Position         Year   Salary($)   Bonus($)(A)   sation($)(B)     ($)(C)        (#)(D)      sation($)(E)
- --------------------------------------------------------------------------------------------------------------------------

Paul A. Allaire.................   1994   775,000     2,519,284       98,000      1,898,750       100,000        154,800
Chief Executive Officer            1993   763,330       500,000       53,090              0        50,000         35,461
                                   1992   700,000     1,144,457       49,500              0        44,585         96,280

Allan E. Dugan..................   1994   320,000       953,371       44,500              0             0         53,972
Senior Vice President              1993   316,670       112,428       34,000        252,875             0         12,892
                                   1992   291,668       381,220       72,582              0        18,970         39,024

Wayland R. Hicks................   1994   316,667     1,098,952       53,000              0             0        221,736
formerly Executive Vice
  President                        1993   472,174        95,629       62,000              0             0         14,660
                                   1992   455,000       500,854       53,750              0        28,965         47,886

Addison B. Rand.................   1994   400,000     1,139,055       51,800              0             0         57,476
Executive Vice President           1993   395,830        80,225       51,890              0             0         12,824
                                   1992   366,667       410,031       73,800        386,875        23,715         38,571

Barry D. Romeril................   1994   400,000     1,520,904       37,100        266,406             0         59,507
Executive Vice President           1993   216,671       272,500       16,150        373,138        25,995         38,278

Peter van Cuylenburg............   1994   400,000     1,002,498       26,000              0             0         44,936
Executive Vice President           1993   200,000       515,000       13,000              0        17,415         25,806
- --------------------------------------------------------------------------------------------------------------------------

(A) This column includes bonuses under APIP and amounts earned under the Company's 1991 Long-Term Incentive Plan (1991 Plan). The Company and the Executive Compensation and Benefits Committee view these latter amounts as long-term incentive compensation, but based upon an interpretation by the Staff of the SEC to the contrary issued in 1993, the Company is required to reflect these amounts under this bonus column. The amounts reflected in the bonus column accrued under the 1991 Plan for 1994, 1993 and 1992, respectively, were as follows: P.A. Allaire -- $1,244,284, $0, $369,457; A.E. Dugan -- $529,437, $0, $157,214; W.R. Hicks -- $808,388, $0, $240,006
    and A.B. Rand -- $661,825, $0, $196,497. Messrs. P. van Cuylenburg and B.D. Romeril joined the Company during 1993 and the amounts for them for 1994 and 1993, respectively, were P. van Cuylenburg -- $583,241, $0, and B.D.
    Romeril -- $870,563, $0. The amounts reflected in the bonus columns for Messrs. van Cuylenburg and Romeril include bonuses paid to them as an inducement to enter into employment with the Company and relinquish benefit payments due from their prior employers.

(B) Other Annual Compensation includes executive expense allowance and dividend equivalents paid on outstanding incentive stock rights.

(C) This column reflects incentive stock unit rights awarded under the 1991 Plan or a predecessor plan where each unit represents one share of stock to be issued upon vesting at attainment of age 60. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. The number of units held by the Named Officers and their value as of December 31, 1994 (based upon the closing market price on that date of $99.25) was as follows: P.A. Allaire-27,000 ($2,679,750), A.E. Dugan-8,500 ($843,625), W.R. Hicks-12,000
    ($1,191,000), A.B. Rand-8,600 ($853,550) and B.D. Romeril-6,200 ($615,350).

(D) The Company no longer issues stock appreciation rights (SARs) in tandem with options. All of the options granted after 1991, other than those to Mr. Allaire were awarded under the Company's Leveraged Executive Equity Plan
    (LEEP). As discussed under the Report of the Executive Compensation and Benefits Committee above, LEEP is a three-year program.

(E) The total amounts shown in this column for the last fiscal year consist of the Company's profit sharing contribution, whether under the Profit Sharing and Savings Plan or its policy of paying directly to the officer the amount which cannot be made to the Plan under the Employee Retirement Income Security Act of 1974,and the estimated dollar value of the benefit to the officer from the Company's portion of insurance premium payments under the Company's Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65. The amounts were: (a) Mr. Allaire:
    $116,025 profit sharing; $38,775 life insurance; (b) Mr. Hicks: $47,549 profit sharing; $15,854 life insurance; (c) Mr. Rand: $43,700 profit sharing; $13,776 life insurance; (d) Mr. Dugan: $39,351 profit sharing; $14,621 life insurance; (e) Mr. Romeril: $19,717 profit sharing; $39,790 life insurance; and (f) Mr. van Cuylenburg: $18,200 profit sharing; $26,736 life insurance. In addition, the amount for Mr. Hicks includes $158,333 salary continuance during 1994 paid to him in connection with his termination of employment.

Option Grants

The following table sets forth information concerning awards of stock options to the Named Officers under the Company's 1991 Plan during the fiscal year ended December 31, 1994. The amounts shown for potential realizable values are based upon arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full eight-year term of the options, pursuant to SEC regulations. Based upon an eight-year option term, this would result in stock prices of $157.00 and $228.00, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 105,993,426 shares outstanding held by all shareholders as of January 1, 1995. Any gains to the Named Officers and the shareholders will depend upon future performance of the common stock of the Company as well as overall market conditions.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            Individual Grants                           Potential Realizable
                        ---------------------------------------------------------         Value at Assumed
                         Number of                                                        Annual Rates of
                         Securities      % of Total                                 Stock Price Appreciation for
                         Underlying    Options Granted   Exercise or                        Option Term
                        Options/SARs   to Employees In   Base Price    Expiration   ----------------------------
         Name            Granted(#)      Fiscal Year       ($/Sh)         Date         5%($)          10%($)
- ----------------------------------------------------------------------------------------------------------------
Paul A. Allaire.......     100,000          8.53%          $106.56       12/31/01   $  5,087,861   $  12,186,311
All Shareholders......         N/A            N/A              N/A            N/A   $5.4 Billion   $12.9 Billion
- ----------------------------------------------------------------------------------------------------------------

1. All options are exercisable 33% on January 1, 1996, 33% on January 1, 1997 and 34% on January 1, 1998.

2. Exercise price is based upon fair market value on the effective date of the award.

3. Options/SARs may be accelerated as a result of a change in control as described below.

Option Exercises/Year-End Values

The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 1994, the value realized upon exercise, the number of options/SARs unexercised at year-end and the value of unexercised in-the-money options/SARs at year-end.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                              Number of Shares            Value of Unexercised
                            Number                         Underlying Unexercised             In-the-Money
                          of Shares                            Options/SARs at               Options/SARs at
                          Underlying                            FY-End(#)(B)                  FY-End($)(C)
                         Options/SARs       Value        ---------------------------   ---------------------------
          Name            Exercised     Realized($)(A)   Exercisable   Unexercisable   Exercisable   Unexercisable
- ------------------------------------------------------------------------------------------------------------------
Paul A. Allaire.........    30,000        $1,534,688       104,426        140,159      $ 3,687,777     $ 721,655
Allan E. Dugan..........     5,000        $  193,435        12,520          6,450      $   252,754     $ 130,213
Wayland R. Hicks........     9,558        $  143,972         9,558          9,849      $   192,957     $ 198,832
A. Barry Rand...........     9,000        $  201,942         6,651          8,064      $   134,270     $ 162,796
Barry D. Romeril........     4,000        $   93,750         8,997         12,998      $   200,750     $ 290,024
Peter van Cuylenburg....         0        $        0         8,707          8,708      $   197,540     $ 197,563
- ------------------------------------------------------------------------------------------------------------------

(A) The value realized is based upon the difference between the exercise price and the average of the high and low prices on the date of exercise.

(B) The value of unexercised options/SARs is based upon the difference between the exercise price and the average of the high and low prices on December 31, 1994 of $99.25.

(C) Options/SARs may be accelerated as a result of a change in control as described below.

Retirement Plans

Retirement benefits are provided to the executive officers of the Company including the Named Officers under both a funded company-wide plan and unfunded executive supplemental plans. The table below shows, under the plans, the approximate annual retirement benefit commencing at age 55 or 60, depending upon employment level at the time one of the supplemental plans was implemented, which would accrue for the number of years of participation at the respective salary rates. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. For certain key executives a full benefit is payable at 15 years of participation rather than 30. No additional benefits are payable for participation in excess of 30 years.

                                                      Annual benefits for years of participation
                                                                      indicated
  Average annual compensation for five highest     ------------------------------------------------
                      years                        15 years    20 years     25 years      30 years
- ---------------------------------------------------------------------------------------------------
  600,000........................................   147,000     195,000       244,000       293,000
  700,000........................................   172,000     229,000       286,000       343,000
  800,000........................................   197,000     262,000       328,000       393,000
  900,000........................................   222,000     295,000       369,000       443,000
1,000,000........................................   247,000     329,000       411,000       493,000
1,100,000........................................   272,000     362,000       453,000       543,000
1,200,000........................................   297,000     395,000       494,000       593,000
1,300,000........................................   322,000     429,000       536,000       643,000
1,400,000........................................   347,000     462,000       578,000       693,000
1,500,000........................................   372,000     495,000       619,000       743,000
1,600,000........................................   397,000     529,000       661,000       793,000
1,700,000........................................   422,000     562,000       703,000       843,000
1,800,000........................................   447,000     595,000       744,000       893,000
1,900,000........................................   472,000     629,000       786,000       943,000
2,000,000........................................   497,000     662,000       828,000       993,000
2,100,000........................................   522,000     695,000       869,000     1,043,000
2,200,000........................................   547,000     729,000       911,000     1,093,000
2,300,000........................................   572,000     762,000       953,000     1,143,000
2,400,000........................................   597,000     795,000       994,000     1,193,000
2,500,000........................................   622,000     829,000     1,036,000     1,243,000
- ---------------------------------------------------------------------------------------------------

The maximum benefit is 50% of the five highest years' annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit.

The following individuals have the indicated years of participation in the plans:


        --------------------------------------------------------------------------------
                                                                             Years of
                                      Name                                 Participation
        --------------------------------------------------------------------------------
        Paul A. Allaire..................................................        28
        Allan E. Dugan...................................................         4
        Wayland R. Hicks.................................................        28
        Addison B. Rand..................................................        26
        Barry D. Romeril.................................................         1
        Peter van Cuylenburg.............................................         1
        --------------------------------------------------------------------------------

Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column. The current compensation covered by the plans for the Named Officers is as follows:

        --------------------------------------------------------------------------------
                                                                          Covered
                                   Name                             Current Compensation

        --------------------------------------------------------------------------------
        Paul A. Allaire...........................................        2,050,000
        Allan E. Dugan............................................          743,934
        Wayland R. Hicks..........................................          607,231
        Addison B Rand............................................          877,230
        Barry D. Romeril..........................................        1,050,341
        Peter van Cuylenburg......................................          819,257
        --------------------------------------------------------------------------------

Certain Transactions

There are agreements between the Company and six of its present executive officers, including Paul A. Allaire and Addison B. Rand, which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company other than because of death or disability commencing prior to a potential change in control (as defined), or for cause (as defined), or by the officers for good reason (as defined). Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to three times the sum of
(A) the greater of (1) the officer's annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and (B) the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

Cause for termination by the Company is the: (i) willful and continued failure of the officer to substantially perform his/her duties, (ii) willful engagement by the officer in materially injurious conduct to the Company, or (iii) conviction of any crime which constitutes a felony. Good reason for termination by the officer includes, among other things: (i) the assignment of duties inconsistent with the individual's status as an officer or a substantial alteration in responsibilities, (ii) a reduction in base salary and/or annual bonus, (iii) the relocation of the officer's principal place of business, (iv) the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits, or (v) disability commencing after a potential change in control. The agreements also provide that in the event of a potential change in control (as defined) each officer, subject to the terms of the agreements, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control. The agreements are automatically renewed annually unless the Company gives notice that it does not wish to extend them. In addition, the agreements will continue in effect for three years after a change in control of the Company.

All non-qualified options under the 1991 Plan are accompanied by option surrender rights, and certain options outstanding under a prior plan are accompanied by stock appreciation rights. Upon the occurrence of an event constituting a change in control, as defined in the plan, all such rights become payable in cash based upon a change in control price as defined in the plan. The 1991 Plan also provides that upon the occurrence of such an event, all incentive stock rights and performance unit rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Executive Compensation and Benefits Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

From time to time when the Company hires senior experienced executives, special short-term severance arrangements may be made. Typically, these arrangements provide for severance pay equal to compensation, for a one- to three-year period, in the event of involuntary termination during the first two or three years of employment. At present, Peter van Cuylenburg has such an arrangement.

The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the agreements with six executive officers described above, and the unfunded supplemental retirement plans described above.

Five-Year Performance Comparison

The graph below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor's 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).

      Measurement Period                                         Selected Peer
    (Fiscal Year Covered)            Xerox         S & P 500         Group
1989                                  100             100             100
1990                                   66              97             101
1991                                  135             126              97
1992                                  162             136              83
1993                                  190             150              92
1994                                  217             152             117

This graph assumes the investment of $100 on December 31, 1989 in Xerox common stock, the S&P 500 Index and the Peer Group common stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

DIRECTORS AND OFFICERS LIABILITY INSURANCE AND INDEMNITY

In June 1994 the Company renewed its three existing policies and added a fourth for directors and officers liability insurance covering all directors and officers of the Company and its subsidiaries. The policies were issued by Federal Insurance Company, X.L. Insurance Company, Ltd., A.C.E. Insurance Company, Ltd., and Chubb Atlantic Ltd., have a term extending from June 11, 1994 to June 11, 1995 and a total premium of $1,044,000. No claims have been paid under these policies.

SEC REPORTS

There was a failure to file one Form 4, Beneficial Ownership Report, on a timely basis with the Securities and Exchange Commission as required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of Mr. Thomas C. Theobald and Dr. Martha R. Seger with respect to deferral of directors' fees under the Deferred Compensation Plan For Directors in January, 1994. The failure was the result of miscommunication within the Company regarding new instructions to defer compensation on behalf of these directors.

PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

The Board of Directors recommends that KPMG Peat Marwick LLP, independent certified public accountants, be elected independent auditors of the Company for 1995. The recommendation is made on the advice of the Audit Committee, composed of Joan Ganz Cooney, B.R. Inman, Ralph S. Larsen, John D. Macomber, N.J. Nicholas, Jr. and Martha R. Seger, all directors but not officers of the Company. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Total fees for services rendered in 1994 by KPMG Peat Marwick LLP to the Company and its subsidiaries worldwide and certain of their employee benefit plans were approximately $10.4 million. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

PROPOSAL 3--SHAREHOLDER APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN

The Executive Compensation and Benefits Committee ("Committee") and the Board of Directors of the Company have approved the Xerox Executive Performance Incentive Plan (the "Plan"), subject to shareholder approval. If approved by shareholders, the Plan will be effective as of January 1, 1995.

The purposes of the Plan are to compensate Eligible Executives (as defined in the Plan) for significant contributions to the Company and to stimulate their efforts by giving them a direct financial interest in the performance of the Company. At the same time, the Plan has been designed to preserve the tax deductibility of payments made under the Plan to certain executive officers, even if such executives' compensation exceed $1,000,000 in any year. Under amendments adopted in 1993 to the Internal Revenue Code of 1986 as previously amended (the "Code"), publicly traded corporations will not be entitled to deduct, for federal income tax purposes, compensation paid to "covered employees," as defined, to the extent that payments for any year to any such employee exceed $1,000,000, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan which has been approved by shareholders. The Company believes that the Plan, if approved by shareholders, will qualify as a performance-based compensation plan under the Code and the proposed regulations published by the Internal Revenue Service thereunder.

Although all salaried key employees of the Company and its subsidiaries are eligible for awards under the Plan, it is expected that awards will be made by the Committee under the Plan to those executive officers of the Company who are or may become "covered employees" under the Code and whose compensation might otherwise be subject to the $1,000,000 deductibility limit. It is expected that there will be approximately eleven such executive officers.

The Plan provides for incentive awards which will be payable in cash after the end of a performance period established by the Committee at the time of the award ("Performance Period"). The Performance Period may not be less than six months or more than five years. An award to any executive may be made for one or more Performance Periods which run concurrently or consecutively.

Awards under the Plan will be payable from incentive pools ("Incentive Pools") which will amount to: (a) 2% of the Company's Document Processing profit before tax, as defined, ("PBT") for Performance Periods of one year or less ("Short-Term PBT Incentive Pool"); (b) 1 1/2% of cumulative PBT for Performance Periods over one year (but no longer than five years) ("Long-Term PBT Incentive Pool"); (c) 3% of the reduction in Financial Services Debt, as defined, during a Performance Period of one year or less ("Short-Term Debt Reduction Incentive Pool"); or (d) 2.5% of the reduction in Financial Services Debt for Performance Periods over one year (but no longer than five years) ("Long-Term Debt Reduction Incentive Pool"). The portion of the Incentive Pool payable to a participant will be determined by the Committee at the time the award is made. The Plan provides that the portion payable to the Chief Executive Officer of the Company may not exceed 10% of the Incentive Pool and the portion payable to any other participant may not exceed 5%.

The Plan provides the Committee with discretion to reduce the amount otherwise payable under an award under the Plan to any participant to any amount, including zero, except in the case of a change in control, as defined. If the Committee exercised its discretion to reduce an award relating to a Short-Term PBT Incentive Pool, it is likely that the Committee would reduce it by application of the same Company, organizational unit and individual performance measures utilized by the Committee from time to time in the administration of the Company's APIP which is generally described in the Report of the Executive Compensation and Benefits Committee of the Board of Directors starting on page 14 of this Proxy Statement.

In the case of Long-Term PBT Incentive Pool, if the Committee exercised its discretion to reduce an award, the reduction is likely to be to an amount based upon exceeding some cumulative measure of Company performance over the Performance Period. In the first such Long-Term PBT Incentive Pool award made on March 31, 1995, it is likely that if there is a reduction it will be to an amount which would otherwise be payable upon the degree to which cumulative earnings per share exceeds a specified target over a three-year period.

In no event, however, will the amount paid to a participant under any award made pursuant to the Plan exceed such participant's portion of the Incentive Pool described above.

The Plan will be administered by the Committee which will have sole authority to make rules and regulations for the administration of the Plan and its interpretations and decisions will be final and binding. The Committee will have authority to terminate or amend the Plan provided that no such action will increase the amount of an incentive award or cause the payment of any award to be subject to the deductibility limit under the Code described above.

The rights under the Plan may not be pledged, assigned, transferred, encumbered or hypothecated by a participant, and during his or her lifetime incentive awards will be payable solely to such participant. The Plan does not create any right in participants to continued employment with the Company or any subsidiary or affiliate. Benefits under the Plan are unfunded and an award does not create a fiduciary relationship between the Company and a participant.

In the event of a change in control of the Company as defined in the Plan, the awards outstanding under the Plan for which the Performance Period has not yet been completed become payable at the maximum value.

The amounts of any awards that may be payable to participants under the Plan in future years cannot be currently determined. At its meeting held on March 31, 1995 the Committee made the following awards to the Named Officers and to all executive officers as a group:

    -----------------------------------------------------------------------------------------------
                                                1-Year Performance            3-Year Performance
                                                    Period 1995                 Period 1995/97
                                             Percent of Short-Term PBT     Percent of Long-Term PBT
                  Participant                     Incentive Pool                Incentive Pool
    -----------------------------------------------------------------------------------------------
    Paul A. Allaire........................              10                           10
    Chief Executive Officer
    Allan E. Dugan.........................               5                            5
    Senior Vice President
    Addison B. Rand........................               5                            5
    Executive Vice President
    Barry D. Romeril.......................               5                            5
    Executive Vice President
    Peter van Cuylenburg...................               5                            5
    Executive Vice President
    All Executive Officers as a Group......              60                           60
    -----------------------------------------------------------------------------------------------

The exact amounts which may become payable as a result of the foregoing awards cannot be determined in advance. If the Plan had been in effect for the 1994 performance year, the maximum amounts payable to the Named Officers and all executive officers as a group for such Short-Term PBT Incentive Pool based upon the percentage shown in the table above would have been Allaire -- $3 million, each of the other Named Officers -- $1.5 million and all executive officers as a group -- $18 million. If the Committee had exercised its discretion to reduce the awards, the amounts paid would likely have been the same as the amounts actually paid to them under APIP.

At its meeting on March 31, 1995, the Committee also made awards to Stuart B. Ross, Executive Vice President, of 5% of a one-year Short-Term Debt Reduction Incentive Pool and 5% of a three-year Long-Term Debt Reduction Incentive Pool. If the short-term award had been in effect for the 1994 performance year, Mr. Ross would have received no payment because Financial Services Debt increased during 1994.

The full text of the Plan is provided in the Appendix to this Proxy Statement and the above summary is subject to the full terms of the Plan.

Approval of the Plan by shareholders requires the affirmative vote of a majority of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

PROPOSAL 4--SHAREHOLDER PROPOSAL ON MACBRIDE PRINCIPLES

The New York City Employees' Retirement System, the New York City Police Pension Fund, the New York City Teachers' Retirement System, and the New York City Fire Department Pension Fund, Municipal Building, 1 Centre Street, New York, New York 10007, which state that they own an aggregate of 755,703 shares of common stock of the Company, have indicated that they will cause a resolution to be introduced from the floor. Co-sponsoring the resolution, and stating that they own an aggregate of more than 959,066 additional shares, are the New York State Common Retirement Fund, the Minnesota State Board of Investment, the Sinsinawa Dominicans, Inc., the Sisters of the Cross and Passion, the Sisters of Charity of the Incarnate Word, and Christian Brothers Investment Services, Inc. The addresses of these co-sponsors are available from the Secretary of the Company and the SEC upon receipt of any written or oral request. The text of the resolution and the supporting statement submitted by the co-sponsors is as follows:

WHEREAS, Xerox Corporation operates a wholly-owned subsidiary in Northern Ireland, Rank Xerox (U.K.) Ltd.;

WHEREAS, the ongoing peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

- --Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

- --In May 1986, the United States District Court ruled in NYCERS v. American Brands, 634 F. Supp. 1382 (S.D.N.Y., May 12, 1986) that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility."

- --An endorsement of the MacBride Principles by Xerox will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS RECOMMENDATION

Xerox Corporation's policy and practice worldwide are to provide equal opportunity employment in all locations without regard to race, color, religious belief, sex, age, national origin, citizenship status, marital status, sexual orientation or disability.

Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious or political emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

Your Board of Directors believes that adoption of this proposal is not in the best interest of shareholders. The Company has already taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

In summary, we do not believe that the proposition is warranted, and its adoption could adversely impact the Company's business in the United Kingdom.

To be adopted, the proposal must be approved by a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

In addition to the solicitation of proxies by mail, certain employees of the Company, without extra remuneration, may solicit proxies. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. The Company has engaged D. F. King & Co., Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities and will pay D. F. King & Co. a fee of $21,000 plus reimbursement of out-of-pocket expenses. The cost of all proxy solicitation will be borne by the Company.

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept confidential by the Company. Such documents are available for examination only by the inspectors of election and certain employees of the Company and the Company's transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Copies of the 1994 annual report of the Company have been mailed to shareholders. Additional copies and additional information, including the annual report (Form 10-K) filed with the SEC and the consolidated statistical data contained in the EEO-1 annual report to the U.S. Equal Employment Opportunity Commission are available without charge from Investor Relations, Xerox Corporation, P.O. Box 1600, Stamford, Connecticut 06904.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

In order for shareholder proposals to be included in the proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices at P.O. Box 1600, Stamford, Connecticut 06904, Attention: Secretary--no later than December 8, 1995.

By Order of the Board of Directors,

/s/ Eunice M. Filter

Eunice M. Filter
Secretary

April 6, 1995

                                                                        APPENDIX

                   XEROX EXECUTIVE PERFORMANCE INCENTIVE PLAN

     Section 1. Purpose. The purposes of the Xerox Executive Performance Incentive Plan (the "Plan") are (i) to compensate certain Eligible Executives who are selected to be Participants on an individual basis for significant contributions to Xerox Corporation (the "Company") and its subsidiaries and (ii) to stimulate the efforts of such executives by giving them a direct financial interest in the performance of the Company.

     Section 2. Definitions. The following terms utilized in the Plan shall have the following meanings:

        (a) A "Change in Control" shall be deemed to have occurred if (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act"), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

        (b) "Committee" shall mean the Executive Compensation and Benefits Committee of the Board of Directors of the Company, or such other committee of such Board as such Board may from time to time designate, comprised of three or more outside Directors as defined under Section 162(m).

        (c) "Eligible Executives" shall mean all salaried key employees of the Company and its subsidiaries.

        (d) "Financial Services Debt" shall mean the Debt of Xerox Financial Services, Inc. ("XFSI") and its subsidiaries, other than Xerox Credit Corporation, including Talegen Holdings, Inc. or any of Talegen Holdings, Inc. direct or indirect subsidiaries for so long as they are direct or indirect subsidiaries ("Talegen") outstanding to unrelated third-parties, Debt of XFSI, Xerox Credit Corporation or the Company outstanding to Talegen and Allocated Debt. "Debt" shall mean any obligations for the payment of money whether payable on demand or having a fixed term and whether evidenced by open-book accounts, promissory notes, bonds or any other evidences of indebtedness but excluding intercompany tax receivables and payables, and trade debt to unrelated third-parties incurred in the ordinary course of business. "Allocated Debt" shall mean Debt of the Company allocated to Insurance and Other Financial Services, as included in "Other Long-Term Debt and Obligations" or such successor caption contained within the Company's consolidated balance sheet. Allocated Debt shall be determined for the first and last days of the relevant Performance Period on the basis used to calculate Allocated Debt in the Company's consolidated balance sheet as of December 31, 1994. The foregoing amounts shall be determined from the accounts, books and records of the Company, XFSI and Talegen used in the preparation of the audited annual financial statements of such companies. For the purposes of reference the Financial Services Debt as of December 31, 1994 was $3,438 million.

        (e) "Incentive Award" shall mean awards made under Section 4.1 of the Plan.

        (f) "Incentive Pool" shall mean the Long-Term PBT Incentive Pool, Short-Term PBT Incentive Pool, Long-Term Debt Reduction Incentive Pool and Short-Term Debt Reduction Incentive Pool.

        (g) "Long-Term Debt Reduction Incentive Pool" shall mean 2.5% of the excess of Financial Services Debt as of the first day of the relevant Performance Period over the Financial Services Debt as of the last day of the relevant Performance Period.

        (h) "Long-Term PBT Incentive Pool" shall mean 1.5% of the cumulative Profit Before Tax during a Long-Term Performance Period.

        (i) "Long-Term Performance Period" shall mean a period of time of more than twelve months but not more than sixty months as shall be determined by the Committee, provided, however, that a Performance Period relating to a Long-Term Debt Reduction Incentive Pool shall begin on the first day of a fiscal year and shall end on the last day of a fiscal year.

        (j) "Participant" shall mean each Eligible Employee who is designated as a Participant by the Committee for an award under the Plan, provided, however, that Participants must be selected prior to the Predetermination Date.

        (k) "Performance Measures" shall mean for a Performance Period the Profit Before Taxes or Financial Services Debt.

        (l) "Performance Period" shall mean a Long-Term Performance Period or a Short-Term Performance Period.

        (m) "Predetermination Date" shall mean a date not later than the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, or such later date on which a performance goal is considered to be preestablished pursuant to Section 162(m).

        (n) "Profit Before Taxes" shall mean the amount of Document Processing income (loss) before income taxes, equity income and minorities' interests plus the amount included as equity in net income of unconsolidated affiliates, as included in such year's audited consolidated financial statements of the Company plus the income (loss) before income taxes from Document Processing-related (1) discontinued operations, (2) cumulative effect of changes in accounting principles, and (3) extraordinary items. There shall be automatically excluded from the determination of Profit Before Tax all separately indentified events or transactions shown on the face of the Document Processing Statements of Income other than those events or transactions referred to in (1), (2) and (3) of this subsection
     (n). All amounts shall be ascertained from the Company's annual audited financial statements, accompanying notes and related management discussion and analysis.

        (o) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

        (p) "Short-Term PBT Incentive Pool" shall mean 2% of the Profit Before Tax during a Short-Term Performance Period.

        (q) "Short-Term Debt Reduction Incentive Pool" shall mean 3% of the excess of Financial Services Debt as of the first day of the relevant Short-Term Performance Period, over the Financial Services Debt as of the last day of the relevant Short-Term Performance Period.

        (r) "Short-Term Performance Period" shall mean a period of time of from six months to twelve months as shall be determined by the Committee.

     Section 3. Term. Subject to Section 9, the Plan shall be effective as of January 1, 1995 (the "Effective Date"), and shall be applicable for all future fiscal years of the Company unless amended or terminated by the Committee pursuant to Section 6.

     Section 4.1 Incentive Awards. Awards may be made to Participants which will entitle them to receive a cash payment in an amount determined by the Committee as provided in the Plan. Participants may receive concurrent or consecutive Incentive Awards which may relate to a single Performance Period and/or different Performance Periods. Prior to the Predetermination Date, the Committee will designate or approve (i) the Eligible Executives who will be Participants who will receive Incentive Awards, (ii) the Performance Measures with respect to such awards, (iii) the Performance Period and (iv) the percentage of the Incentive Pool to which each Participant shall be entitled at the end of the Performance Period. The percentage of the Incentive Pool awarded to any Participant shall not exceed 10% of the Incentive Pool in the case of the Chief Executive Officer and 5% in the case of any other Participant.

        4.2 Determination of Amount of Incentive Awards. After the conclusion of the relevant Performance Period, the Committee shall determine the amount of the Incentive Award for each participant by:

        (i) determining the actual results of performance for each Performance Measure to determine the amount of the relevant Incentive Pool,

        (ii) determining the portion of the relevant Incentive Pool to which each Participant is entitled based upon the percentage allocated to each Participant by the Committee at the time of the award, and

        (iii) certifying by resolution duly adopted by the Committee the value for each Participant so determined.

        4.3 Termination of Employment. A Participant whose employment is terminated for cause in accordance with the Company's established policies or whose employment terminates without the prior written consent of the Committee during a Performance Period shall forfeit such Participant's Incentive Award for such Performance Period. In the event of a Participant's death during a Short-Term Incentive Period or during the last year of a Long-Term Incentive Period, the full value of the Incentive Award at the end of the Performance Period shall be payable to the Participant's estate. In the event of a Participant's death prior to the last year of a Long-Term Incentive Period, such Participant's Incentive Award for such Performance Period shall be forfeited. In the event of an involuntary termination of employment of a Participant during a Performance Period (other than for cause), the Participant shall be entitled to receive a pro rata portion of the value of the Incentive Award at the end of the Performance Period based upon a fraction, the numerator of which shall be the number of full months during the Performance Period that the Participant is employed by the Company and the denominator of which shall be the number of full months in the Performance Period. Long-term disability shall not be deemed to be a termination of employment for purposes of the Plan.

        4.4 Payment of Awards. Incentive Awards shall be payable in a single lump sum except to the extent deferred under any applicable plan of the Company.

        4.5 Taxes. The Company shall withhold from any Incentive Award or payments made or to be made under the Plan any amount of federal, state and, where applicable, local withholding taxes due in respect of an Incentive Award.

        4.6 Other Benefits. Participation in the Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

     Section 5. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

     Section 6.  Administrative Guidelines of the Plan.

        (a) The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final, binding and conclusive upon the Company, its shareholders, employees, Participants and their respective legal representatives, successors, and assigns.

        (b) The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m). No such termination shall adversely affect any outstanding awards under the Plan without the consent of the holders thereof.

        (c) Except as otherwise provided in Section 14, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero.

     Section 7. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by a Participant, and during the lifetime of any Participant an Incentive Award shall be payable only to such Participant.

     Section 8. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

     Section 9. Shareholder Approval. This Plan shall be subject to approval by a vote of the shareholders of the Company at the 1995 Annual Shareholders meeting, and such shareholder approval shall be a condition to the right of a Participant to receive any benefits hereunder.

     Section 10. No Right to Employment. The designation of an Eligible Executive as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

     Section 11. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without reference to its conflicts of laws rules, and applicable federal law.

     Section 12. No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     Section 13. Section 162(m). It is the intention of the Company that all payments made under the Plan shall be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the "performance-based" compensation exception contained in
Section 162(m), that provision shall be deemed amended so that the Plan does comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the "performance-based" compensation exception contained in Section 162(m).

     Section 14. Change in Control. Upon the occurrence of an event constituting a Change in Control, all Incentive Awards outstanding hereunder for the Performance Period during which such event occurs shall become immediately due and payable at the maximum value of such Awards as determined by the Committee at the time of award.

                                                               NOTICE OF
                                                            ANNUAL MEETING
                                                          OF SHAREHOLDERS AND
                                                            PROXY STATEMENT
                                                                 1995

                                    [LOGO]
                                                          THE DOCUMENT COMPANY

                                                                 XEROX

                             THE DOCUMENT COMPANY
                                    XEROX

VOTE YOUR ESOP SHARES NOW!

AS A PARTICIPANT IN THE EMPLOYEE STOCK OWNERSHIP PLAN, YOU HAVE THE RIGHT TO VOTE THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT!

The enclosed proxy statement provides the background on the proposals being considered at this year's Annual Meeting to be held May 18, 1995. Read it carefully and decide how you want to vote. Then fill in the enclosed voting instruction card directing the ESOP trustee, State Street Bank & Trust Company, how to vote shares allocated to your account.

Your vote is important.

The ESOP trustee will vote any unvoted and unallocated shares in the same proportion as votes actually received from you and other ESOP participants.

Your vote is confidential.

Xerox has a confidential voting policy. Voting tabulations that identify individual shareholders--including ESOP participants--are kept confidential. See the section entitled Other Matters in the proxy statement for additional information on the confidential voting policy.

Sometimes shareholders write comments on their cards. If you choose to write a comment on your voting card and if it would be appropriate to forward it to a Xerox executive, the trustee will transcribe your comment. No one at Xerox will see your vote.

Make your vote count!

Fill in your card, sign and date it, then mail it in the return envelope.

                                 (XEROX Logo)

                               XEROX CORPORATION

                                    PROXY

       ANNUAL MEETING OF SHAREHOLDERS, 10:00 A.M., THURSDAY, MAY 18, 1995

                 THE RITTENHOUSE, 210 WEST RITTENHOUSE SQUARE,
                           PHILADELPHIA, PENNSYLVANIA

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned appoints PAUL A. ALLAIRE, ROBERT A. BECK, THOMAS C. THEOBALD, and each of them (or, if more than one are present, a majority of those present), his proxies, with full power of substitution, to represent the undersigned and to vote the shares of common stock of the company which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof, (a) in accordance with the following ballot, and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

                                                        -----------
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
                                                            SIDE
                                                        -----------






      PLEASE MARK
/x/   VOTES AS IN
      THIS EXAMPLE.

UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ELECTION OF AUDITORS, FOR THE EXECUTIVE PERFORMANCE INCENTIVE PLAN, AND AGAINST PROPOSAL 4.

1.  ELECTION OF DIRECTORS NOMINATED BY THE BOARD (Pages 5 to 11)

NOMINEES: Paul A. Allaire, Robert A. Beck, B. R. Inman, Vernon E. Jordan, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph S. Larsen, John D. Macomber, N. J. Nicholas, Jr., John E. Pepper, Martha R. Seger and Thomas C. Theobald.

                   FOR                   WITHHELD
               / / ALL               / / FROM ALL
                 NOMINEES                NOMINEES

/ / ______________________________________________
(INSTRUCTIONS To withhold authority to vote for any individual nominee, print ONLY that nominee's name in the space provided above.)

2.  ELECTION OF INDEPENDENT AUDITORS (Page 24)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

3.  APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN (Pages 24 to 26)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

- -------------------------------------------------------------------------------
                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                              AGAINST PROPOSAL 4.
- -------------------------------------------------------------------------------

4.  MACBRIDE PRINCIPLES (Pages 27 to 28)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

                                                          MARK HERE
                                                         FOR ADDRESS
                                                          CHANGE AND   / /
                                                         NOTE AT LEFT

PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY.

Signature: ___________________________________________ Date ___________________

Signature: ___________________________________________ Date ___________________

                              VOTING INSTRUCTIONS


                               XEROX CORPORATION


       ANNUAL MEETING OF SHAREHOLDERS, 10:00 A.M., THURSDAY, MAY 18, 1995

                 THE RITTENHOUSE, 210 WEST RITTENHOUSE SQUARE,
                           PHILADELPHIA, PENNSYLVANIA

To State Street Bank & Trust Company, Trustee


     As a participant in the Xerox Corporation Employee Stock Ownership Plan, I hereby instruct the Trustee to vote the shares of Stock allocated to my Stock Account and a proportion of shares held in the Trust which have not yet been allocated as well as shares for which no instructions have been received (a) in accordance with the following direction and (b) to grant a proxy to the proxies nominated by the Board of Directors of the Company giving them discretion in connection with such other business as may come before the meeting.

                                                        -----------
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
                                                            SIDE
                                                        -----------






      PLEASE MARK
/x/   VOTES AS IN
      THIS EXAMPLE.

UNLESS MARKED OTHERWISE, THIS VOTING INSTRUCTION WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ELECTION OF AUDITORS, FOR THE EXECUTIVE PERFORMANCE INCENTIVE PLAN, AND AGAINST PROPOSAL 4.

1.  ELECTION OF DIRECTORS NOMINATED BY THE BOARD (Pages 5 to 11)

NOMINEES: Paul A. Allaire, Robert A. Beck, B.R. Inman, Vernon E. Jordan, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph S. Larsen, John D. Macomber, N.J. Nicholas, Jr., John E. Pepper, Martha R. Seger and Thomas C. Theobald.

                   FOR                   WITHHELD
             / /   ALL             / /   FROM ALL
                 NOMINEES                NOMINEES


/ / ______________________________________________
(INSTRUCTIONS To withhold authority to vote for any individual nominee, print ONLY that nominee's name in the space provided above.)

2.  ELECTION OF INDEPENDENT AUDITORS (Page 24)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

3.  APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN (Pages 24 to 26)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

- -------------------------------------------------------------------------------
                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                              AGAINST PROPOSAL 4.
- -------------------------------------------------------------------------------

4.  MACBRIDE PRINCIPLES (Pages 27 to 28)

          FOR              AGAINST               ABSTAIN
          / /                / /                   / /

                                                          MARK HERE
                                                         FOR ADDRESS
                                                          CHANGE AND   / /
                                                         NOTE AT LEFT

PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY.

Signature: ___________________________________________ Date ___________________

Signature: ___________________________________________ Date ___________________